EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
M/A-COM Technology Solutions Inc.	Delaware
M/A-COM Auto Solutions Inc.	Delaware
Mindspeed Technologies, Inc.	Delaware
M/A-COM Tech Asia, Inc.	Taiwan
MACOM Technology Solutions (Bangalore) Private Limited	India
M/ACOM Technology Solutions (Cork) Limited	Ireland
M/A-COM Technology Solutions (Holding) Company Limited	Ireland
M/A-COM Technology Solutions International Limited	Ireland
M/A-COM Technology Solutions (UK) Limited	Northern Ireland
M/A-COM Technology Solutions (Shanghai) Company Limited	China
Nitronex, LLC	Delaware
Photonic Controls, LLC	New York
I.K.E., Inc.	New Hampshire
Picochip, LLC	Delaware
Mindspeed Technologies B.V.	The Netherlands
MSPD Cyprus Limited	Cyprus
Mindspeed Technologies Canada, Inc.	Ontario, Canada
Mindspeed Technologies K.K.	Japan
Mindspeed Technologies Israel Ltd.	Israel
Platinum Acquisition (UK) Ltd.	England and Wales
Mindspeed Technologies Ltd.	England and Wales
Mindspeed Technologies S.A.S.	France
Mindspeed Technologies (Mauritius) Ltd.	Mauritius
Mindspeed Technologies Worldwide B.V.	The Netherlands
Mindspeed Technologies Asia Pacific, Ltd.	Hong Kong
Mindspeed Technologies GmbH	Germany
Mindspeed Technologies Korea Ltd.	Korea
Mindspeed Technologies Ukraine, LLC	Ukraine
Mindspeed Development Malaysia Sdn Bhd	Malaysia
Mindspeed Telecommunications Technologies Development (Shenzhen) Co. Ltd.	Shenzhen, China
Mindspeed Technologies Company	Nova Scotia, Canada
Mindspeed Technologies India Private Ltd.	India
Mindspeed Technologies U.K. Ltd.	England and Wales
Picochip (Beijing) Technology Company Limited	Beijing, China